                                                                    EXHIBIT 4.2


FLEET NATIONAL BANK                             COMMERCIAL TERM PROMISSORY NOTE
-------------------------------------------------------------------------------

$1,200,000.00                                                 February 26, 1998

     For value received, Generic Distributors Incorporated (the "Borrower") hereby promises to pay to the order of FLEET NATIONAL BANK (the "Bank"), at the office of the Bank located at One Federal Street, Boston, Massachusetts 02110-2010 or at such other office as the holder hereof may designate, the principal sum of ONE MILLION TWO HUNDRED THOUSAND DOLLARS ($1,200,000.00), together with interest thereon, payable as provided herein.

     Principal and interest on this Note shall be payable as follows:

          (a) Commencing on March 31, 1998 and on the last day of each calendar month thereafter, the Borrower shall pay monthly payments of interest on the then outstanding principal balance hereof.

          (b) On the last day of each of the months of February, May, August, and November of each calendar year, commencing with the corresponding payment due on May 31, 1998, the Borrower shall make quarterly payments of principal each in the amount of Forty-Two Thousand Eight Hundred Sixty Dollars ($42,860.00).

          (c) Additionally, so long as the Leverage Ratio (as defined in the Agreement) of the Borrower is equal to or greater than 3.0 to 1.0 (as measured at each fiscal quarter end), the Borrower shall also make an annual principal reduction payment, due and payable on the last day of April of each year, in an amount equal to fifty percent (50%) of the excess Earnings Before Interest, Taxes, Depreciation and Amortization (as defined in the Agreement) required to satisfy the Debt Service Coverage Ratio (as defined in the Agreement) for the preceding fiscal year.

          (d) In all events, the entire unpaid principal amount of this Note, together with any and all accrued and unpaid interest thereon and all other amounts payable hereunder, if not sooner paid, shall be due and payable on April 26, 2003.

         The interest on the unpaid balance shall be payable on the dates provided above and is to be computed on the basis of a 360-day year and actual days elapsed, at a variable rate per year equal to the LIBOR (as defined below) plus three hundred (300) basis points.


CERTAIN DEFINITIONS RELATING TO INTEREST RATE

         BANKING DAY. The term "Banking Day" means in respect of any date that is specified in this Agreement to be subject to adjustment in accordance with the applicable Modified Following Business Day Convention, a day on which commercial banks settle payments in London.

         BUSINESS DAY. The term "Business Day" means, in respect of any date that is specified in this Note to be subject to adjustment in accordance with the applicable Modified Following

Business Day Convention, (i) for all purposes other than as covered by clause
(ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, a loan advance accruing interest at a rate based on LIBOR, any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in U.S. Dollar deposits in the London interbank market.

         LIBOR. The term "LIBOR" means, as applicable to any LIBOR advance, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. Dollars, for a thirty (30) day period of time as appearing on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two (2) Banking Days preceding the first day of such advance; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, LIBOR shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to the interest period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two
(2) Banking Days preceding the first day of such advance. If both the Telerate and Reuters system are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. Dollars for a period of time comparable to such advance which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Banking Days preceding the first day of such advance. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided as requested, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. Dollars to leading European banks for a period of time comparable to such advance offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two (2) Banking Days preceding the first day of such LIBOR advance. In the event that the Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to an advance cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a reserve percentage with respect to LIBOR deposits of the Bank, then for any period during which such reserve percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the reserve percentage.


MODIFIED FOLLOWING BUSINESS DAY CONVENTION.

         In the event that any payment due date or any other relevant date should fall on a day that is not a Business Day, then an adjustment shall be made so that such date shall be the first following day that is a Business Day.

OTHER TERMS.

PAYMENTS. All payments of interest, principal and fees shall be made in lawful money of the United States in immediately available funds: (a) by direct charge to an account of either of the Borrower maintained with the Bank (or the then holder of this Note), or (b) by wire transfer to the Bank, or (c) by check payable to the Bank and delivered to the Bank at an address as the holder of this Note may designate in a written notice to the Borrower. Payments shall be credited on the Business Day on which immediately available funds are received prior to one o'clock P.M. Eastern Time; payments received after one o'clock P.M. Eastern Time shall be credited to this Note on the next Business Day. Payments which are by check, which are not in the form of immediately available funds, shall not be credited to this Note until such funds become immediately available to the Bank, and, with respect to payments by check, such credit shall be provisional until the item is finally paid by the payor bank. All payments shall, at the option of the Bank, be applied first to the payment of all costs and expenses incurred by the Bank arising out of this Note or any document or agreement governing or securing this Note and which has not been paid or reimbursed to the Bank, then to interest on the unpaid principal of all advances due under this Note and the balance on account of the principal (in reverse order of maturity) of all advances due under this Note.

DEFAULT RATE. On default or after maturity or after judgment has been rendered on this Note, the unpaid principal balance of this Note shall, at the option of the Bank, bear interest at a rate which is four (4) percentage points per annum greater than that which would otherwise be applicable.

LATE FEES. The Bank may collect a late charge not to exceed five percent (5.00%) of any installment of interest or principal, or of any other amount due to the Bank which is not paid or reimbursed by the Borrower within ten (10) days of the due date thereof to defray the cost and extra expense involved in handling such delinquent payment and the increased risk of non-collection. The minimum late charge shall be $25.00.

USURY. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of any advance evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal.

PREPAYMENT. This Note or any portion thereof may be prepaid in full or in part at any time without penalty, but the Borrower shall pay to the Bank a yield maintenance fee in an amount computed as follows: the current rate for United States Treasury securities (bills on discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the advance(s) as to which the prepayment is made, shall be subtracted from the "cost of funds" component of LIBOR as in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the applicable term for the advance(s) as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above-referenced United States Treasury security rate and the number of days remaining in the applicable term for the advance(s) as to which the prepayment is made. The resulting amount shall be the yield maintenance fee due to the Bank upon prepayment. If by reason of an event of default the Bank elects to declare this Note to be immediately due and payable, then any yield maintenance fee with respect to this Note shall become due and payable in the same manner as though the Borrower had exercised such right of prepayment. Any prepayment hereunder will be applied first to the payment of all accrued interest to the date of the prepayment and the remainder to the outstanding principal.

DEFAULT. Upon the happening of any Event of Default (as defined in the Credit Agreement dated February 26, 1998 (as amended from time to time, the "Agreement")), the Bank may declare the then outstanding principal of this Note and all interest accrued thereon and all applicable late charges and surcharges and all other liabilities and obligations of the Borrower to the Bank to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment or demand for payment, notice of non-payment, protest or any other demand or notice of any kind all of which are expressly waived by the Borrower. Failure to exercise such option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default. Further, the Borrower agrees to pay all costs and expenses, including attorneys' reasonable fees arising out of or with respect to the validity, enforceability, defense, collection or preservation of this Note.


MISCELLANEOUS

         Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of any of this Note or any related agreement which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of any such Note or any related agreement, the Borrower will issue, in lieu thereof, a replacement of such Note or related agreement in the same principal amount thereof and otherwise of like tenor. This Note shall not be necessary to establish the indebtedness of the Borrower to the Bank on account of such loans, advances, and repayments.

         The Borrower may not assign any of its rights or obligations hereunder or under any related agreement to any person without the prior written consent of the Bank. Without limiting the generality of the foregoing, the Bank may at any time pledge all or any portion of its rights hereunder including this Note or portion(s) thereof to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 United States Code, Section 341; but no such pledge or enforcement thereof shall release the Bank from its obligations hereunder. The Bank also may, without notice to or consent of the Borrower or any other person, sell, assign, grant a participation in or otherwise dispose of all or any portion of this Note, the Agreement and/or any related agreements. In connection therewith, the Bank may disclose to a prospective purchaser, assignee, participant or transferee, any information possessed by the Bank relating to this Note, the Agreement, the Borrower, any guarantor or any collateral.

         The Borrower hereby grants to the Bank, a lien, security interest and right of setoff as security for all liabilities and obligations to the Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of Fleet Financial Group, Inc., or in transit to any of them. At any time after the occurrence of an Event of Default, without demand or notice, the Bank may set off the same or any part thereof and apply the same to any liability or obligation of the Borrower even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THIS NOTE, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

         THE BORROWER AND THE BANK, RESPECTIVELY, TO THE EXTENT ENTITLED THERETO, WAIVE ANY PRESENT OR FUTURE RIGHT OF THE BORROWER, THE BANK, OR OF ANY GUARANTOR OR ENDORSER OF THE BORROWER OR OF ANY OTHER PERSON LIABLE TO THE BANK ON ACCOUNT OF OR IN RESPECT TO THE LIABILITIES, TO A TRIAL BY JURY IN ANY CASE OR CONTROVERSY IN WHICH THE BANK IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE BANK OR IN WHICH THE BANK IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF, OR IS IN RESPECT TO, ANY RELATIONSHIP AMONGST OR BETWEEN THE BORROWER, ANY SUCH PERSON, AND THE BANK.

         THE BORROWER ACKNOWLEDGES THAT THIS NOTE IS PART OF A COMMERCIAL TRANSACTION. The Borrower further waives diligence, demand, presentment for payment, notice of nonpayment, protest and notice of protest, and notice of any renewals or extensions of this Note, and all rights under any statute of limitations, and agree that the time for payment of this Note may be changed and extended at Bank's sole discretion, without impairing their liability hereon, and further consent to the release of all or any part of the security for the payment hereof at the discretion of Bank, or the release of any party liable for this obligation without affecting the liability of the other parties hereto. Any delay on the part of the Bank in exercising any right hereunder shall not operate as a waiver of any such right, and any waiver granted for one occasion shall not operate as a waiver in the event of any subsequent default.

         This Note has been executed and delivered in accordance with the Agreement of even date herewith between the Borrower and the Bank, incorporated herein by reference, which sets forth further terms and conditions upon which the entire unpaid principal hereof and all interest hereon may become due and payable, and generally as to further rights of the Bank and duties of the Borrower and any guarantor, endorser or surety of any obligation of the Borrower to the Bank (a "Guarantor") with respect hereto. All advances made by the Bank to the Borrower shall be evidenced by the books and records of the Bank which shall be conclusive, absent manifest error, and may be recorded on any grid schedule(s) attached hereto and made a part hereof.

         All payments shall, at the option of the Bank, be applied first to the payment of all costs and expenses incurred by the Bank arising out of this Note or any document or agreement governing or securing this Note and which has not been paid or reimbursed to the Bank, then to interest on the unpaid principal of all advances due under this Note and the balance on account of the principal of all advances due under this Note.

         If any provision of this Note shall, to any extent, be held invalid or unenforceable, then only such provision shall be deemed ineffective and the remainder of this Note shall not be affected.

         This Note shall bind the heirs, executors, administrators, successors and assigns of each Borrower and all Guarantors hereto and shall inure to the benefit of the Bank, its successors and assigns.

                 <The remainder of this page is intentionally left blank.>

         This Note is executed as a sealed instrument and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.


WITNESS:                       BORROWER:

                               Generic Distributors Incorporated


/s/ John Hession               By:     /s/ Jay Wadekar
-------------------------          -----------------------------------------
Print Name: John Hession       Name:  Jay Wadekar a/k/a Dhananjay Wadekar
            -------------             --------------------------------------
                               Title: Executive Vice President
                                      --------------------------------------